                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)
                             (AMENDMENT NO. _____)*

                             V.I. TECHNOLOGIES, INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   917920 10 0
                                 (CUSIP Number)

                                    12/31/98
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]       Rule 13d-1(b)
[ ]       Rule 13d-1(c)
[X]       Rule 13d-1(d)

--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 917920 10 0                13G                   Page 2 of 19 Pages



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ampersand Specialty Materials and Chemicals II Limited Partnership 04-3157039
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]

      Not applicable                                                   (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
         NUMBER OF
           SHARES                   0 shares
        BENEFICIALLY
          OWNED BY
            EACH
         REPORTING
           PERSON
            WITH
                              --------------------------------------------------
                              6     SHARED VOTING POWER

                                    1,052,343 shares
                              --------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    0 shares
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    1,052,343 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,052,343 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 917920 10 0                13G                   Page 3 of 19 Pages



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ampersand Specialty Materials and Chemicals III Limited Partnership 04-3294909
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]

      Not applicable                                                   (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
         NUMBER OF
           SHARES                   0 shares
        BENEFICIALLY
          OWNED BY
            EACH
         REPORTING
           PERSON
            WITH
--------------------------------------------------------------------------------
                              6     SHARED VOTING POWER

                                    1,087,281 shares
--------------------------------------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    1,087,281 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,087,281 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 917920 10 0                13G                   Page 4 of 19 Pages



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      ASMC-II  Management Company Limited Partnership
      04-3157040
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]

      Not applicable                                                    (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
         NUMBER OF
           SHARES                   0 shares
        BENEFICIALLY
          OWNED BY
            EACH
         REPORTING
           PERSON
            WITH
--------------------------------------------------------------------------------
                              6     SHARED VOTING POWER

                                    1,052,343 shares
--------------------------------------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    1,052,343 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,052,343 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 917920 10 0                13G                   Page 5 of 19 Pages

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      ASMC-III Managenment Company Limited Partnership
      04-3294905
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]

      Not applicable                                                   (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
         NUMBER OF
           SHARES                   0 shares
        BENEFICIALLY
          OWNED BY
            EACH
         REPORTING
           PERSON
            WITH
--------------------------------------------------------------------------------
                              6     SHARED VOTING POWER

                                    1,104,960 shares
--------------------------------------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    1,104,960 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,104,960 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 917920 10 0                13G                   Page 6 of 19 Pages

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      ASMC-II MCLP LLP
      04-3341533
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]

      Not applicable                                                   (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
         NUMBER OF
           SHARES                   0 shares
        BENEFICIALLY
          OWNED BY
            EACH
         REPORTING
           PERSON
            WITH
--------------------------------------------------------------------------------
                              6     SHARED VOTING POWER

                                    1,052,343 shares
--------------------------------------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    1,052,343 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,052,343 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 917920 10 0                13G                   Page 7 of 19 Pages

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      ASMC-III MCLP LLP
      04-0493924
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]

      Not applicable                                                   (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
         NUMBER OF
           SHARES                   0 shares
        BENEFICIALLY
          OWNED BY
            EACH
         REPORTING
           PERSON
            WITH
--------------------------------------------------------------------------------
                              6     SHARED VOTING POWER

                                    1,104,960 shares
--------------------------------------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    1,104,960 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,104,960 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No. 917920 10 0                13G                   Page 8 of 19 Pages

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Richard A. Charpie
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]

      Not applicable                                                  (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
         NUMBER OF
           SHARES                   0 shares
        BENEFICIALLY
          OWNED BY
            EACH
         REPORTING
           PERSON
            WITH
--------------------------------------------------------------------------------
                              6     SHARED VOTING POWER

                                    2,630,857 shares
--------------------------------------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    0 shares
--------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    2,630,857 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,630,857 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      21.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 917920 10 0                13G                   Page 9 of 19 Pages



ITEM 1(a). NAME OF ISSUER:

      V.I. Technologies, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      155 Duryea Road, Melville, New York 11747

ITEM 2(a). NAME OF PERSON FILING:

      Ampersand Specialty Materials and Chemicals II Limited Partnership Ampersand Specialty Materials and Chemicals III Limited Partnership ASMC-II Management Company Limited Partnership
      ASMC-III Management Company Limited Partnership
      ASMC-II MCLP LLP
      ASMC-III MCLP LLP
      Richard A. Charpie

      See Exhibit 1 for a list of the General Partners of ASMC-II MCLP LLP and ASMC-III MCLP LLP.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

      All filing parties:
      c/o Ampersand Ventures
      55 William Street, Suite 240
      Wellesley, MA 02481

ITEM 2(c). CITIZENSHIP:

      Ampersand Specialty Materials and Chemicals II Limited Partnership, Ampersand Specialty Materials and Chemicals III Limited Partnership, ASMC-II Management Company Limited Partnership, ASMC-III Management Company Limited Partnership, ASMC-II MCLP LLP and ASMC-III MCLP LLP are organized under the laws of the State of Delaware.

      Richard A. Charpie is a citizen of the United States of America.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

      Common Stock, $0.01 par value

ITEM 2(e). CUSIP NUMBER:

      917920 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
        13d-2(b) OR (c), CHECK

CUSIP No. 917920 10 0                13G                  Page 10 of 19 Pages



               WHETHER THE PERSON FILING IS A: Not applicable.

           (a) (TM) Broker or dealer registered under Section 15 of the Exchange Act.

           (b) (TM) Bank as defined in Section 3(a)(6) of the Exchange Act.

           (c) (TM) Insurance company as defined in Section 3(a)(19) of the Exchange Act.

           (d) (TM) Investment Company registered under Section 8 of the Investment Company Act.

           (e) (TM) An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

           (f) (TM) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) (TM) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) (TM) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) (TM) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) (TM) Group, in accordance with Rule 13d-1(b)(1)(ii)(J). If this statement is filed pursuant to Rule 13d-1(c), check this box. (TM)

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

     Ampersand Specialty Materials and Chemicals II Limited Partnership owns 1,052,343 shares.

     Ampersand Specialty Materials and Chemicals III Limited Partnership owns 1,087,281 shares.

     ASMC-II Management Company Limited Partnership may be attributed with the ownership of 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, of which it is the General Partner. ASMC-II Management Company Limited

CUSIP No. 917920 10 0                13G                  Page 11 of 19 Pages



Partnership disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     ASMC-III Management Company Limited Partnership may be attributed with the ownership of 1,087,281 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 17,679 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, of which partnerships it is the General Partner. ASMC-III Management Company Limited Partnership disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     ASMC-II MCLP LLP may be attributed with the ownership of 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership. ASMC-II MCLP LLP is the General Partner of ASMC-II Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals II Limited Partnership. ASMC-II MCLP LLP disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     ASMC-III MCLP LLP may be attributed with the ownership of 1,087,281 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 17,679 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership. ASMC-III MCLP LLP is the General Partner of ASMC-III Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership. ASMC-III MCLP LLP disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     Richard A. Charpie may be attributed with the ownership of 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, 1,087,281 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, 17,679 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, 331,488 shares held by Laboratory Partners I Limited Partnership and 142,066 shares held by Laboratory Partners Companion Fund Limited Partnership. Dr. Charpie is the Managing General Partner of ASMC-II MCLP LLP, ASMC-III MCLP LLP, and Ampersand Lab Partners MCLP LLP. ASMC-II MCLP LLP is the General Partner of ASMC-II Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals II Limited Partnership. ASMC-III MCLP LLP is the General Partner of ASMC-III Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership. Ampersand Lab Partners MCLP LLP is the General Partner of Ampersand Lab Partners Management Company Limited Partnership, which is the General Partner of Laboratory Partners I Limited Partnership and Laboratory Partners Companion Fund Limited Partnership. Dr. Charpie disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein.

     (b) Percent of class:

     Ampersand Specialty Materials and Chemicals II Limited Partnership 8.5%

CUSIP No. 917920 10 0                13G                  Page 12 of 19 Pages



     Ampersand Specialty Materials and Chemicals III Limited Partnership 8.8% ASMC-II Management Company Limited Partnership 8.5%
     ASMC-III Management Company Limited Partnership 8.9%
     ASMC-II MCLP LLP 8.5% ASMC-III MCLP LLP 8.9%
     Richard A. Charpie 21.3%

The foregoing percentages are calculated based on 12,350,038 shares of Common Stock outstanding as of December 31, 1998.

     (c) Number of shares as to which such person has:

         (i)  Sole power to vote or direct the vote:

      None.

         (ii) Shared power to vote or direct the vote:

     Ampersand Specialty Materials and Chemicals II Limited Partnership shares voting power over 1,052,343 shares.

     Ampersand Specialty Materials and Chemicals III Limited Partnership shares voting power over 1,087,281 shares.

     ASMC-II Management Company Limited Partnership shares voting power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III Management Company Limited Partnership shares voting power over 1,087,281 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 17,679 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     ASMC-II MCLP LLP shares voting power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III MCLP LLP shares voting power over 1,087,281 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 17,679 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     Richard A. Charpie shares voting power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, 1,087,281 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, 17,679 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, 331,488 shares held by Laboratory Partners I Limited Partnership and 142,066 shares held by Laboratory Partners Companion Fund Limited Partnership.

CUSIP No. 917920 10 0                13G                  Page 13 of 19 Pages



         (iii) Sole power to dispose or to direct the disposition of:

     None.

         (iv) Shared power to dispose or to direct the disposition of:

     Ampersand Specialty Materials and Chemicals II Limited Partnership shares dispositive power over 1,052,343 shares.

     Ampersand Specialty Materials and Chemicals III Limited Partnership shares dispositive power over 1,087,281 shares.

     ASMC-II Management Company Limited Partnership shares dispositive power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III Management Company Limited Partnership shares dispositive power over 1,087,281 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 17,679 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     ASMC-II MCLP LLP shares dispositive power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III MCLP LLP shares dispositive power over 1,087,281 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 17,679 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     Richard A. Charpie shares dispositive power over 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, 1,087,281 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, 17,679 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, 331,488 shares held by Laboratory Partners I Limited Partnership and 142,066 shares held by Laboratory Partners Companion Fund Limited Partnership.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

CUSIP No. 917920 10 0                13G                  Page 14 of 19 Pages



ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.   CERTIFICATION.

      Not applicable.

CUSIP No. 917920 10 0                13G                  Page 15 of 19 Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AMPERSAND SPECIALTY MATERIALS AND CHEMICALS II LIMITED PARTNERSHIP
By: ASMC-II Management Company Limited Partnership, its General Partner,
By: ASMC-II MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999



ASMC-II MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: ASMC-II MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999



ASMC-II MCLP LLP
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999



AMPERSAND SPECIALTY MATERIALS AND CHEMICALS III LIMITED PARTNERSHIP
By: ASMC-III Management Company Limited Partnership, its General Partner,
By: ASMC-III MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner



/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999

CUSIP No. 917920 10 0                13G                  Page 16 of 19 Pages



ASMC-III MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: ASMC-III MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999



ASMC-III MCLP LLP
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999



RICHARD A. CHARPIE


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999

CUSIP No. 917920 10 0                13G                  Page 17 of 19 Pages



                                    EXHIBIT 1

General Partners of ASMC-II MCLP LLP:

           Richard A. Charpie
           Stuart A. Auerbach
           Robert A. Charpie
           Peter D. Parker
           Charles D. Yie

General Partners of ASMC-III MCLP LLP:

           Richard A. Charpie
           Stuart A. Auerbach
           K. Kachadurian
           David J. Parker
           Peter D. Parker
           Charles D. Yie

CUSIP No. 917920 10 0                13G                  Page 18 of 19 Pages


                                    EXHIBIT 2


                            JOINT FILING AGREEMENT OF
       AMPERSAND SPECIALTY MATERIALS AND CHEMICALS II LIMITED PARTNERSHIP,
      AMPERSAND SPECIALTY MATERIALS AND CHEMICALS III LIMITED PARTNERSHIP,
                 ASMC-II MANAGEMENT COMPANY LIMITED PARTNERSHIP,
                ASMC-III MANAGEMENT COMPANY LIMITED PARTNERSHIP,
                                ASMC-II MCLP LLP,
                              ASMC-III MCLP LLP AND
                               RICHARD A. CHARPIE


     The undersigned persons agree and consent under Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as of the date set forth below, to the joint filing on their behalf of the Schedule 13G to which this Exhibit is attached, in connection with their beneficial ownership of the common stock of V.I. Technologies, Inc. at December 31, 1998 and agree that such statement is filed on behalf of each of them.



AMPERSAND SPECIALTY MATERIALS AND CHEMICALS II LIMITED PARTNERSHIP
By: ASMC-II Management Company Limited Partnership, its General Partner,
By: ASMC-II MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999



ASMC-II MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: ASMC-II MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999



ASMC-II MCLP LLP
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999

CUSIP No. 917920 10 0                13G                  Page 19 of 19 Pages



AMPERSAND SPECIALTY MATERIALS AND CHEMICALS III LIMITED PARTNERSHIP
By: ASMC-III Management Company Limited Partnership, its General Partner,
By: ASMC-III MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999



ASMC-III MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: ASMC-III MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999



ASMC-III MCLP LLP
By: Richard A. Charpie, its Managing General Partner


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999



RICHARD A. CHARPIE


/s/ Richard A. Charpie
-----------------------------
Richard A. Charpie
Dated:  February 3, 1999